Exhibit 10.3

NON-EMPLOYEE DIRECTOR FEE ARRANGEMENTS
Non-employee directors are paid an annual retainer fee of $240,000. If the Chairman of the Board is not an employee of the Corporation, he or she is paid an additional annual fee of $50,000. If the Chairman of the Board is an employee of the Corporation, a Presiding or Lead Director is appointed who is paid an additional annual fee of $25,000. Committee Chairs are paid an additional annual fee of $20,000.
No meeting fees or committee membership fees are paid.
See the Corporation’s most recent definitive proxy statement on Schedule 14A for additional disclosure on director compensation.